                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                             ANC RENTAL CORPORATION
          -------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                  0081813 10 4
          -------------------------------------------------------------
                                 (CUSIP Number)

                                  JULY 3, 2000
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 0081813 10 4                                    13G

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael G. DeGroote
---------------------------------------------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  [X]
                                                                                                         (b)  [ ]
---------------------------------------------------------------------------------------------------------------------

      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Canadian

                                5        SOLE VOTING POWER

                                         2,478,900**
       NUMBER OF
        SHARES                  6        SHARED VOTING POWER
      BENEFICIALLY
       OWNED BY                          0
         EACH
       REPORTING                7        SOLE DISPOSITIVE POWER
      PERSON WITH
                                         2,478,900**

                                8        SHARED DISPOSITIVE POWER

                                         0
---------------------------------------------------------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,478,900
---------------------------------------------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                         [ ]
---------------------------------------------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.5%
---------------------------------------------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               IN
---------------------------------------------------------------------------------------------------------------------

** 2,453,900 of the shares beneficially owned by Mr. DeGroote are held in the name of Westbury (Bermuda) Ltd., of which he is the sole shareholder.

CUSIP No. 0081813 10 4                                    13G

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Westbury (Bermuda) Ltd.
---------------------------------------------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  [X]
                                                                                                         (b)  [ ]
---------------------------------------------------------------------------------------------------------------------

      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Canadian

---------------------------------------------------------------------------------------------------------------------

                                5        SOLE VOTING POWER

                                         2,453,900
                                -------------------------------------------------------------------------------------

         NUMBER OF              6        SHARED VOTING POWER
           SHARES
        BENEFICIALLY                     0
          OWNED BY
            EACH                -------------------------------------------------------------------------------------
         REPORTING              7        SOLE DISPOSITIVE POWER
        PERSON WITH
                                          2,453,900**
                                 ------------------------------------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER

                                         0
---------------------------------------------------------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,453,900
---------------------------------------------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                         [ ]
---------------------------------------------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.5%
---------------------------------------------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               IN
---------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

ITEM 1(A)         NAME OF ISSUER:

                  ANC Rental Corporation

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  200 South Andrews Avenue
                  Ft. Lauderdale, FL  33301

ITEM 2(A)         NAME OF PERSON FILING:

         This Statement is being filed by Mr. Michael G. DeGroote ("Mr. DeGroote") and Westbury (Bermuda) Ltd. ("Westbury" and together with Mr. DeGroote, collectively, the "Reporting Persons" and individually, the "Reporting Person"), of which Mr. DeGroote is the sole shareholder. A copy of an agreement among the Reporting Persons with respect to their joint filing of this Statement is attached hereto as Exhibit 1.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The principal business address of each of the Reporting Persons is Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, HMEX Bermuda.

ITEM 2(C)         CITIZENSHIP:

         Mr. DeGroote is a Canadian citizen. Westbury is a Bermuda exempted company

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

         Common stock, par value $.01 per share.

ITEM 2(E)         CUSIP NUMBER:

         001813 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)(  )  Broker or Dealer registered under Section 15 of the Act

         (b)(  )  Bank as defined in Section 3(a)(6) of the Act

         (c)(  )  Insurance Company as defined in Section 3(a)(19) of the Act

         (d)( ) Investment Company registered under Section 8 of the Investment Company Act

         (e)( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f)( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section 240.13d-1(b)(1)(ii)(F)

         (g)(  )  Parent Holding Company, in accordance with Section 240.13d-1
                  (b)(ii)(G)

         (h)(  )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.           OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         Mr. DeGroote:

                  (a)      Amount beneficially owned:        2,478,900

                  (b)      Percent of class: 5.5%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    2,478,900

                           (ii)     shared power to vote or to direct the vote:
                                    N/A

                           (iii)    sole power to dispose or to direct the
                                    disposition of:   2,478,900

                           (iv)     shared power to dispose or to direct the
                                    disposition of:   N/A

         Westbury:

                  (a)      Amount beneficially owned:        2,453,900

                  (b)      Percent of class: 5.5%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    2,453,900

                           (ii)     shared power to vote or to direct the vote:
                                    N/A

                           (iii)    sole power to dispose or to direct the
                                    disposition of:   2,453,900

                           (iv)     shared power to dispose or to direct the
                                    disposition of:   N/A

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  N/A

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  N/A

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  N/A

ITEM 10           CERTIFICATION:

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, correct and complete.



Dated:  July 13, 2000                      Michael G. DeGroote



                                           By: /s/ Michael G. DeGroote
                                              ----------------------------------


Dated: July 13, 2000                       Westbury (Bermuda) Ltd.



                                           By: /s/ Michael G. DeGroote
                                              ----------------------------------
                                              Michael G. DeGroote
                                              President

                                    INDEX TO EXHIBITS

NUMBER                             EXHIBIT
------                             -------
 1.*                  Joint  Filing  Agreement  among Mr.  Michael  G.
                      DeGroote, and Westbury (Bermuda) Ltd.

---------------
* Filed herewith.